                                   ADVANCED MICRO DEVICES, INC.
               STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                    EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (in thousands, except ratio data)

Ratio  of earnings to fixed charges                                    Fiscal Years Ended
- -----------------------------------     -------------------------------------------------------------------   Quarter    Quarter
                                        December 31,  December 30,  December 29,  December 27,  December 26,   Ended      Ended
                                            1989          1990         1991           1992         1993       3/28/93    3/27/94
                                        ------------------------------------------------------------------------------------------
Earnings:
  Income before taxes                      49,855       (53,552)      145,287       271,631      317,752       85,348    124,392
  Fixed charges per below                  28,242        29,282        34,859        31,848       17,871        5,139      3,803
    Less interest capitalized              (3,097)      (11,876)       (4,299)       (6,026)      (7,084)      (1,876)    (1,631)
  Amortization of capitalized interest      1,460         1,697         2,420         2,953        3,758          837      1,135
                                        -----------------------------------------------------------------------------------------
                                           76,460       (34,449)      178,267       300,406      332,297       89,448    127,699
                                        -----------------------------------------------------------------------------------------
Fixed charges:
  Interest expense per annual report       15,790         8,282        20,880        17,227        2,701        1,082        739
  Capitalized interest                      3,097        11,876         4,299         6,026        7,084        1,876      1,631
  Rent expense representative of interest   9,265         9,034         9,590         8,520        8,083        2,178      1,433
  Amortization of financing cost               90            90            90            75            3            3          0
                                        -----------------------------------------------------------------------------------------
                                           28,242        29,282        34,859        31,848       17,871        5,139      3,803
                                        -----------------------------------------------------------------------------------------
Ratio of earnings to fixed charges           2.71          (a)           5.11          9.43        18.59        17.41      33.58


Ratio of earnings to combined fixed
charges and preferred stock dividends
- ---------------------------------------

Earnings per above                         76,460       (34,449)      178,267       300,406      332,297       89,448    127,699
                                        -----------------------------------------------------------------------------------------
Fixed charges per above                    28,242        29,282        34,859        31,848       17,871        5,139      3,803
"Grossed-up" Preferred  stock dividends    11,250        10,350        10,350        11,500       14,375        3,593      3,806
                                        -----------------------------------------------------------------------------------------
                                           39,492        39,632        45,209        43,348       32,246        8,732      7,609
                                        ----------------------------------------------------------------------------------------
Earnings to fixed charges and preferred
  stock dividend ratio                       1.94          (a)           3.94          6.93        10.30        10.24      16.78



(a) The amount of additional earnings required to cover fixed charges in the fiscal year ended December 30, 1990, was $63,731,000. The amount of additional earnings required to cover fixed charges and preferred stock dividends in the fiscal year ended December 30, 1990, was $74,081,000.

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